COMPANY DATA:
                COMPANY CONFORMED NAME: TEKMIRA PHARMACEUTICALS CORP. CENTRAL INDEX KEY: 0001447028
                SIC:  2834
                IRS NUMBER:  98-0597776
                STATE OF INCORPORATION: FOREIGN
                FISCAL YEAR END: 12/31

        FILING VALUES:
                FORM TYPE:SC 13G/A
                SEC ACT: 1934 Act
                SEC FILE NUMBER: 001-34949
                FILM NUMBER:  131030431


        BUSINESS ADDRESS:
                STREET 1:100-8900 Glenlyon Parkway
                CITY/PROVINCE: Burnaby, British Columbia
                COUNTRY: Canada
                ZIP: V5J 5J8
                BUSINESS PHONE: 604-419-3201

FILED BY:

        COMPANY DATA:
        COMPANY CONFORMED NAME:Newby, Steven T
        CENTRAL INDEX KEY: 0000905383

        FILING VALUES:
                FORM TYPE: SC 13G/A

        BUSINESS ADDRESS:
                BUSINESS PHONE: 3019906364

        MAIL ADDRESS:
                STREET 1: 12716 Split Creek Court
                CITY: North Potomac
                STATE: MD
                ZIP: 20878



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934


TEKMIRA PHARMACEUTICALS CORPORATION
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

87911B209
(CUSIP Number)

March 3rd, 2015
 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]Rule 13d-1(b)
[ x ]Rule 13d-1(c)
[ ]Rule 13d-1(d)

CUSIP No. 87911B209....................



          1.Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      .......................................................................
        STEVEN T NEWBY



      2. Check the Appropriate Box if a Member of a Group (See Instructions)


      (a)....................................................................


      (b)....................................................................




      3.SEC Use Only
      .......................................................................




      4.Citizenship or Place of Organization
      .......................................................................
        United States of America


      Number of
      Shares
      Beneficially
      Owned by
      Each Reporting
      Person With


      5.Sole Voting Power
      .......................................................................
        1,210,000 Shares


      6.Shared Voting Power
      .......................................................................



      7.Sole Dispositive
      Power..................................................................
        1,210,000 Shares


      8.Shared Dispositive Power
      .......................................................................




      9.Aggregate Amount Beneficially Owned by Each Reporting
      Person.................................................................

       1,210,000 Shares


      10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions).................................




      11.Percent of Class Represented by Amount in Row (9)
      .......................................................................
        2.58%*



      12.Type of Reporting Person (See Instructions)
      .......................................................................
        INDIVIDUAL
      .......................................................................




        *  Percentage based on 45,517,496 shares of Issuer's common stock, no par value as reported in Press Release Dated March 4th,
           2015

      .......................................................................



      Item 1(a)Name of Issuer

       TEKMIRA PHARMACEUTICALS CORPORATION

      Item 1(b)Address of Issuer's Principal Executive Offices

       100-8900 Glenlyon Parkway Burnaby, British Columbia
       Canada V5J 5J8

      Item 2(a)Name of Person Filing

        Steven T Newby

      Item 2(b)Address of Principal Business Office or, if none, Residence

        12716 Split Creek Court, North Potomac, MD, 20878

      Item 2(c)Citizenship

        United States of America

      Item 2(d)Title of Class of Securities

        Common Stock, no Par Value

      Item 2(e)CUSIP Number

        87911B209


      Item 3.If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

      (b)[   ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)[ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)[   ]An investment adviser in accordance with 13d-1(b)(1)(ii)(E);

      (f)[ ]An employee benefit plan or endowment fund in accordance with 13d-1(b)(1)(ii)(F);

      (g)[ ]A parent holding company or control person in accordance with 13d-1(b)(1)(ii)(G);

      (h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)[   ]Group, in accordance with 13d-1(b)(1)(ii)(J).


      Item 4.Ownership.
      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)Amount beneficially owned: __1,210,000___.

      (b)Percent of class: ______2.58%_______________

      (c)Number of shares as to which the person has:


      (i)Sole power to vote or to direct the vote __1,210,000___.


      (ii)Shared power to vote or to direct the vote _____________.


      (iii)Sole power to dispose or to direct the disposition of ___1,210,000___.


      (iv)Shared power to dispose or to direct the disposition of
      _______________.


      Item 5. Ownership of Five Percent or Less of a Class

      	If this statement is being filed to report the fact that as of the date hereof, the reporting person is no longer the beneficial holder of more than 5% of the Issuers Common Stock, please check the following [X].


     Item 6. Ownership of More than Five Percent Of A Class

       Not applicable


      Item 6a. Update/Material Change of Ownership

       Not applicable

      Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

        Not applicable.


      Item 8.Identification and Classification of Members of the Group

	Not applicable

      Item 9.Notice of Dissolution of Group

        Not applicable.

      Item 10.Certification


	By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
      ________________________________
      Date      March 6th, 2015
      ________________________________
      Signature /s/ Steven T Newby